Exhibit 99.1

Calumet Specialty Products Partners, L.P. Announces Agreement to Acquire Royal Purple, Inc.

for Approximately $335 Million

INDIANAPOLIS, June 6, 2012 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (“Calumet”) (NASDAQ: CLMT) announced today that it has signed a definitive agreement to acquire Royal Purple, Inc. (“Royal Purple”), for total consideration of approximately $335 million, subject to customary purchase price adjustments (the “Royal Purple Acquisition”). The Royal Purple Acquisition is expected to close by the middle of July 2012, subject to customary closing conditions and regulatory approval.

Royal Purple is a manufacturer of high performance lubricants primarily for automotive, industrial, marine, motorcycle and racing applications.

“Calumet is very excited to be adding the Royal Purple product line to our portfolio of specialty products,” said Bill Grube, Calumet’s Chief Executive Officer. “Royal Purple has an extensive specialty product line serving the industrial and consumer automotive markets. They also have a very experienced and dedicated workforce and we are looking forward to working with them.”

“Everyone at Royal Purple is excited about becoming part of Calumet,” said Lee Culbertson, Royal Purple’s President and Chief Executive Officer. “We believe Calumet shares Royal Purple’s vision and commitment to excellence and will greatly assist in our continued growth.”

Pursuant to the agreement, Royal Purple will be converted into a limited liability company, and Calumet will acquire 100% of its membership interests at the closing. Calumet intends to finance the Royal Purple Acquisition through a combination of cash on hand (including a portion of the approximately $149 million of net proceeds from its recently completed common unit offering), borrowings under its senior secured revolving credit facility and potentially other long-term debt financing, subject to market conditions for such long-term debt financing. Calumet’s obligation to consummate the Royal Purple Acquisition is not conditioned upon the receipt of financing.

Latham & Watkins LLP is acting as legal counsel to Calumet with respect to the Royal Purple Acquisition. Hallett & Perrin, P.C. is acting as legal counsel to Royal Purple. Cleary Gull Inc. is acting as financial advisor to Royal Purple.

Conference Call Information

A conference call is scheduled for 9:00 a.m. ET (8:00 a.m. CT) on Friday, June 8, 2012 to discuss the Royal Purple Acquisition. Anyone interested in listening to the presentation may call 866-510-0708 and enter passcode 24457132. For international callers, the dial-in number is 617-597-5377 and the passcode is 24457132.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 98503789. International callers can access the replay by calling 617-801-6888 and entering passcode 98503789. The replay will be available beginning Friday, June 8, 2012, at approximately 12:00 p.m. ET (11:00 a.m. CT) until Friday, June 22, 2012.

About Calumet

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eight plants located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements include, without limitation, Calumet’s expectations with respect to timing of the completion of the proposed Royal Purple Acquisition; Calumet’s or Royal Purple’s post-Royal Purple Acquisition plans, objectives, expectations and intentions with respect to future operations; the conditions to the closing of the Royal Purple Acquisition; and Calumet’s intentions with respect to financing the Royal Purple Acquisition. These forward-looking statements are based on Calumet’s current expectations and beliefs concerning future developments and their potential effect on Calumet. While Calumet believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Calumet will be those that Calumet anticipates. All subsequent written and oral forward-looking statements concerning Calumet, Royal Purple, the proposed transaction or other matters and attributable to Calumet or Royal Purple or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Calumet undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com